November 19, 2021

Ms. Christina Spade AMC Networks Inc.
Eleven Pennsylvania Plaza
New York, NY 10001

Re: Amendment to Employment Agreement

Dear Christina:

Reference is made to the Employment Agreement by and between AMC Networks Inc. (the “Company”) and you, dated as of January 12, 2021 (the “Employment Agreement”). This letter (this “Amendment”) reflects certain amendments to the Employment Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

Effective as of the date hereof (the “Amendment Date”), you will continue as an at will employee of the Company with the title of Chief Operating Officer and Chief Financial Officer; provided that you agree that at any time that the Board of Directors of the Company appoints a successor Chief Financial Officer, your title will be Chief Operating Officer and you will no longer serve as the Company’s Chief Financial Officer. You further acknowledge and agree that any changes to your title, duties and responsibilities as a result of the Company’s appointment of a successor Chief Financial Officer shall not constitute Good Reason under your Employment Agreement.
Effective as of the Amendment Date, your annual base salary will be increased to $1,250,000, subject to annual review and potential increase by the Compensation Committee. You will continue to participate in our discretionary annual bonus program; provided that your annual target bonus opportunity will be increased to one hundred and seventy-five percent (175%) of your annual base salary retroactive to January 1, 2021. Beginning with the 2022 award cycle (anticipated to commence in March 2022), it is expected that your long-term awards will consist of annual grants of cash and/or equity awards with an annual aggregate target value of not less than $3,750,000, as determined by the Compensation Committee. For the 2021 award cycle, you have previously received grants of restricted stock units and cash performance awards with a combined aggregate target value of $3,000,000. In addition to such grants, in November 2021, you will be recommended to the Compensation Committee for additional grants of long-term awards with an aggregate target value of $750,000, which grants will be comprised of a one-time restricted stock unit award with a target value of $375,000 and a one-time cash-performance award with a target value of $375,000.

In addition, on or as soon as reasonably practicable following the date hereof, the Company will grant you a special award of restricted stock units with a target value of $500,000 (the “Special Equity Award”). The Special Equity Award will cliff vest on the Expiration Date; provided that (A) your Special Equity Award will vest on a Change of Control of the Company (as defined in the award agreement for your Special Equity Award); and (B) subject to your execution and the effectiveness of the Severance Agreement (as defined below), the vesting restrictions applicable to your Special Equity Award will lapse on a termination of your employment with the Company (1) by the Company, (2) by you for “Good Reason,” or (3) due to your death or your physical or mental disability (at which time of such termination under clauses (1), (2) or (3) “Cause” does not exist) and the Special Equity Award will be paid or delivered to you within a reasonable period of time (and no later than the seventy-fifth (75th) day) following your termination. Your Special Equity Award will be subject to the other terms and conditions set forth in the applicable award agreement. Notwithstanding anything else in this Employment Agreement, the vesting provisions set forth in this paragraph will apply to the Special Equity Award.

The Employment Agreement will remain in full force and effect except to the extent modified by this Amendment. The laws of the State of New York will govern all questions related to the interpretation and construction of this Amendment, and to the performance hereof. This Amendment may be executed in several counterparts (including, without limitation, by facsimile, PDF or electronic transmission), each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

[Signature Page Follows]

AMC Networks Inc.

/s/ Matthew Blank
By:	Matthew Blank, CEO

Accepted and Agreed:

/s/ Christina Spade
By:	Christina Spade